Exhibit 10.1

AGENCY SUPPLIER AGREEMENT

This Agency Supplier Agreement is made by and between Moroch Partners, Inc., located at 3625 North Hall Street, Suite 1100, Dallas, TX 75219 (hereinafter “Agency”) and Brag House Inc. located at 1209 Dekalb Avenue, 314, Brooklyn, NY, 11221 (hereinafter “Supplier”).

WHEREAS, Agency has entered into an Agency Agreement with (“Co-op list”) dated 1/1/2008, (hereinafter “Master Agreement”) for the provision of certain advertising and marketing services (“Services”) and the design, development, production, distribution, publication and broadcast of certain advertising and promotional materials (“Materials”), some of which bear the trademarks, service marks, trade names, trade dress, copyrights and other intellectual property of McDonald’s Corporation and its licensors (hereinafter “McDonald’s Marks”);

WHEREAS, Agency desires Supplier to manufacture or supply Materials or Services in connection with the Master Agreement; and

WHEREAS, pursuant to the Master Agreement, all suppliers utilized by Agency in the design, development, production, manufacture, distribution, publication and/or broadcast of Materials and/or Services must agree to certain conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged. Supplier agrees as follows:

1.	Supplier acknowledges that the McDonald’s Marks are the property of McDonald’s Corporation and its affiliates or licensors and that Supplier’s right to design, develop, produce, manufacture, distribute, publish and/or broadcast Materials bearing the McDonald’s Marks and to provide Services hereunder is in all respects subject to the terms and conditions of the Master Agreement, including without limitation restrictions on the use of the McDonald’s Marks and the termination provisions of the Master Agreement. The design, development, production, distribution, publication and/or broadcast of the Licensed Materials and provision of Services hereunder shall give Supplier no right to use the McDonald’s Marks beyond the term of this Supplier Agreement or the Term of the Master Agreement (as defined therein), whichever is shorter, or such shorter duration as may be designated by Co-op or Agency. If Co-op or McDonald’s Corporation terminates the Master Agreement with Agency, Supplier shall have no claim against Co-op or McDonald’s Corporation for any reason whatsoever.

2.	Supplier shall not distribute the Materials to any person or entity except Agency or Agency’s designees or such other entity or entities as may be designated by Co-op. Any other distribution of Materials could result in Immediate termination of the Master Agreement and this Supplier Contract.

3.	Supplier will conform to all federal, state and local laws and regulations, local laws and customs regarding hiring practices, wage and working conditions and agrees to be bound by McDonald’s Corporation’s Code of Conduct for Suppliers (“Code of Conduct”) as may be amended from time to time, a copy of which is attached hereto as Attachment 1 and is incorporated by reference herein, in performing its obligations hereunder. Supplier also agrees to comply with all applicable safety requirements and safety testing protocols, including safety standards and testing protocols required by Agency and Co-op. If Supplier is found not to be in compliance with any applicable laws, regulations, safety standards, the Code of Conduct, or any other standards required by Agency or Co-op, Supplier will no longer be permitted to provide any Services or Materials hereunder.

4.	Co-op and McDonald’s Corporation shall be deemed intended third party beneficiaries of this Supplier Agreement and shall have the right, in their sole discretion, to enforce their provisions against Supplier or to assume Agency’s role hereunder. Supplier agrees that Agency may assign this Supplier Agreement to Co-op if so requested by Co-op.

5.	Supplier shall acquire and continuously maintain at its own sole expense throughout the term of this Supplier Agreement with an insurance company(ies) rated A VIII, or the equivalent, by the most recent edition of A.M. Best’s Insurance Guide commercial general liability coverage commercial general liability coverage providing coverage for operations, personal injury liability, contractual liability, contractor’s protective liability, property damage liability and products liability coverage; advertiser’s professional errors and omissions liability insurance coverage including without limitation coverage for copyright and trademark infringement, trade secret and idea misappropriation, publicity and privacy rights violations, libel, slander, unfair competition, plagiarism, idea misappropriation, false advertising and intellectual property rights claims; workers compensation insurance with statutory limits of coverage and employers liability insurance; comprehensive automobile liability insurance covering the use and maintenance of owned, not-owned, hired and rented vehicles and including coverage for bodily injury and property damage; unemployment compensation insurance coverage; and employee dishonesty fidelity bond. Coverage limits shall be provided in amounts acceptable to Agency and McDonald’s. Agency and Co-op’s Indemnitees as defined in the Master Agreement shall be named as additional insureds for such policies. All such insurance policies shall provide that coverage thereunder will not be canceled, non-renewed or coverage materially changed without at least thirty (30) days prior notice to Agency and McDonald’s. Before commencing work under this Supplier Agreement, Supplier will submit certificates of insurance evidencing such coverage to Agency. Approval of these insurance policies by Agency and McDonald’s will not relieve Supplier of any obligation contained herein.

SUPPLIER		AGENCY

Signature	/s/ Lavell Juan	Signature
Printed Name	Lavell Juan	Printed Name
Title	CEO	Title
Date	May 28, 2021	Date